Exhibit 99.1

CONTACTS

From: Tony DeFazio

DeFazio Communications, LLC

tony@defaziocommunications.com

Ph: (484) 532-7783

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Contributes Five Grocery-Anchored Properties to PECO-ARC Institutional Joint Venture I, LP

CINCINNATI, OHIO, December 1, 2011—Phillips Edison – ARC Shopping Center REIT Inc. (“Phillips Edison – ARC” or the “Company”), a publicly registered, non-traded REIT focused on grocery-anchored neighborhood and community shopping centers, announced that the Company has completed the initial seeding of the recently announced PECO-ARC Institutional Joint Venture I. Phillips Edison – ARC contributed five of its grocery-anchored shopping centers for an aggregate gross asset value of $47.1 million to the joint venture.

Under the terms of the joint venture agreement, the companies will contribute approximately $109 million of equity capital, of which Phillips Edison – ARC will contribute approximately $59 million and its joint venture partners will contribute $50 million. The joint venture plans to leverage this capital with 50% debt financing to reach an approximate $218 million in acquisition capacity in order to purchase well-located grocery-anchored shopping centers. Phillips Edison – ARC maintains a majority interest in the joint venture and serves as the general partner, managing the operations of the joint venture.

About Phillips Edison – ARC Shopping Center REIT, Inc.

Phillips Edison – ARC Shopping Center REIT (the “Company”) is a combined effort between two leading real estate companies with proven track records: Phillips Edison & Company, the largest private owner operator of grocery-anchored shopping centers, and American Realty Capital, a leading sponsor and equity raiser in the non-traded REIT industry. Through Realty Capital Securities, its broker dealer, American Realty Capital has raised over $3.4 billion of equity capital for direct investment programs. The Company is backed by Phillips Edison & Company founders Jeffrey Edison and Michael Phillips, who along with an experienced management team that averages 20 years in the industry, have placed more than $1.8 billion to acquire over 250 shopping centers in 35 states. The Company invests primarily in well-located grocery-anchored neighborhood and community shopping centers throughout the United States. For more information, visit http://www.phillipsedison-arc.com.

To arrange interviews with Phillips Edison – ARC Shopping Center REIT, Inc. executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com

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